UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                    Commission File Number             1-2999
                                             --------------------------

                            CHRIS-CRAFT INDUSTRIES, INC.
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                         (Exact name of registrant as
                          specified in its charter)


                      767 Fifth Avenue, New York NY 10153
                                (212) 421-0200
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      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   Convertible Preferred Stock, par value
                 $1.00 per share; Class B Common Stock, par
                           value $.50 per share;
                   Common Stock, par value $.50 per share
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          (Title of each class of securities covered by this Form)


                                    None
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    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]          Rule 12h-3(b)(1)(i)      [X]
          Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)     [ ]
          Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)      [ ]
          Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)     [ ]
                                              Rule 15d-6               [ ]

         Approximate number of holders of record
         as of the certification or notice date:    None
                                                  --------

         Pursuant to the requirements of the Securities Exchange Act of 1934, Chris-Craft Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  July 31, 2001          NEWS PUBLISHING AUSTRALIA LIMITED
                              (successor by merger to
                               Chris-Craft Industries, Inc.)


                              By:  /s/ Paula Wardynski
                              Name:    Paula Wardynski
                              Title:   Vice President